[On Morgan, Lewis & Bockius letterhead]

September 28, 2015

Nuveen Investment Trust II

333 West Wacker Drive

Chicago, Illinois 60606-1286

Chapman and Cutler LLP

111 W. Monroe Street

Chicago, IL 60603

Re:	Nuveen Investment Trust II

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Nuveen Investment Trust II (the “Trust”) on behalf of its series Nuveen Winslow Managed Volatility Equity Fund (the “Fund”) in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about September 28, 2015 (as proposed to be amended, the “Registration Statement”) with respect to the Fund’s Class A, Class C, Class R6 and Class I shares of beneficial interest, par value $.01 per share (collectively, the “Shares”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of such Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) a copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts, of the Trust’s Declaration of Trust dated June 27, 1997 (the “Declaration”);

(c) a copy, as filed with the Secretary of the Commonwealth of Massachusetts on May 14, 2015, of the Trust’s Amended and Restated Designation of Series, effective as of May 13, 2015 and a copy, as filed with the Secretary of the Commonwealth of Massachusetts on November 19, 2012, of the Trust’s Amended

Nuveen Investment Trust II

Chapman and Cutler LLP

September 28, 2015

Designation of Classes, effective as of November 14, 2012 (the “Designations”);

(d) a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration, Designations, By-Laws, and certain resolutions adopted by the Trustees of the Trust at meetings held on May 11-13, 2015, August 4-6, 2015 and September 23, 2015 (the “Resolutions”); and

(e) a draft received on September 14, 2015 of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the draft referred to in paragraph (e) above. We note that the Resolutions adopted at a meeting of the Trustees on May 11-13, 2015, August 4-6, 2015 and September 23, 2015 and reviewed by us in connection with this opinion are in draft form, and we have assumed that the Resolutions, when finalized and approved by the Board of Trustees, will be substantially the form reviewed by us. We have also assumed that the Trust’s Declaration, Designations, By-Laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

Nuveen Investment Trust II

Chapman and Cutler LLP

September 28, 2015

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law which any tribunal may apply to such transaction. In addition, to the extent that the Trust’s Declaration, Designations or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Trust.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1. The Trust has been duly formed and is existing under the Trust’s Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2. The Shares, when issued and sold in accordance with the Trust’s Declaration, Designations and the Resolutions and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as described in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

Nuveen Investment Trust II

Chapman and Cutler LLP

September 28, 2015

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to your reliance on this opinion in connection with your opinion to the Trust with respect to the Shares and to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP